Exhibit 99

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                   P R E S S   R E L E A S E

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RELEASE DATE:                      CONTACT:
_____________                      ________


January 25, 2007                   CHARLES P. EVANOSKI
                                   GROUP SENIOR VICE PRESIDENT
                                   CHIEF FINANCIAL OFFICER
                                   (724) 758-5584


                     FOR IMMEDIATE RELEASE
                     _____________________

             ESB FINANCIAL CORPORATION ANNOUNCES
         EARNINGS FOR FOURTH QUARTER AND 2006 YEAR END


Ellwood City, Pennsylvania, January 25, 2007 - ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $0.83 per diluted share on net income of $10.6 million for the year ended December 31, 2006, compared to earnings of $0.71 per diluted share on net income of $9.2 million for the year ended December 31, 2005, a 16.9% increase in net income per diluted share. The Company's return on average assets and average equity were 0.56% and 8.55%, respectively, for the year ended December 31, 2006.

For the three months ended December 31, 2006, the Company announced earnings of $0.16 per diluted share on net income of $2.1 million, compared to earnings of $0.01 per diluted share on net income of $210,000 for the quarter ended December 31, 2005. During the quarter ended December 31, 2005, the Company restructured a portion of its securities portfolio to reduce the prepayment risk associated with these securities. In connection with the restructuring, the Company incurred a pre-tax loss of approximately $3.0 million, or an after tax loss of approximately $2.0 million or $0.15 per diluted share. The Company's annualized return on average assets and average equity were 0.43% and 6.29%, respectively, for the quarter ended December 31, 2006.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, "The interest rate environment and inversion of the yield curve in 2006 placed significant pressure on the Company's net interest rate margin. Our goal in this environment is to manage our net interest rate margin without compromising asset quality and future earnings potential. Additionally, I am pleased with our ability to control operating expenses which were below expectations and showed only a nominal increase to 2005. The Company's management and Board of Directors continually look for opportunities to grow earnings. One of these strategies, which continues to be successful, is the Company's involvement in real estate joint ventures. These joint ventures provided increases to noninterest income which assisted in partially offsetting the declines being experienced in net interest income." Ms. Zuschlag concluded by stating, "Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders"

Consolidated net income for the year ended December 31, 2006 increased $1.4 million or 15.7% to $10.6 million from $9.2 million, as compared to the year ended December 31, 2005. This net increase was a result of an increase in noninterest income of $4.6 million, partially offset by a decrease in net interest income of $1.9 million, and increases in provision for loan losses, noninterest expense and provision for income taxes of $545,000, $292,000 and $507,000, respectively. The $4.6 million increase to noninterest income was

Press Release
Page 2 of 3
January 25, 2007


primarily due to increases in fees and service charges, net gain on the sale of loans, gain on the sale of securities available for sale and income from real estate joint ventures of approximately $261,000, $167,000, $3.4 million and $838,000, respectively. The increase to gain on sale of securities available for sale was due to the previously discussed securities portfolio restructuring in the fourth quarter of 2005. The $292,000 increase in noninterest expense was primarily related to increases to compensation and employee benefits and minority interest of $522,000 and $334,000, respectively, partially offset by decreases to premises and equipment, data processing and other expenses of approximately $121,000, $177,000 and $222,000, respectively.

Consolidated net income for the quarter ended December 31, 2006 increased $1.9 million to $2.1 million from $210,000, as compared to the quarter ended December 31, 2005. This net increase was a result of an increase in noninterest income of $3.4 million, partially offset by a decrease in net interest income of $838,000 and increases in provision for loan losses and provision for income taxes of $45,000 and $718,000, respectively. The $3.5 million increase to noninterest income was primarily due to increases in the gain on the sale of securities available for sale and income from real estate joint ventures of approximately $3.0 million and $430,000, respectively. The increase to gain on sale of securities available for sale was due to the previously discussed portfolio restructuring in 2005.

The Company's consolidated total assets increased $69.9 million, or 3.8%, to $1.92 billion at December 31, 2006, from $1.85 billion at December 31, 2005. Securities increased $26.9 million, or 2.4%, to $1.1 billion and net loans receivable increased $49.4 million, or 9.1%, to $589.6 million. Total liabilities increased $68.3 million, or 4.0%, to $1.79 billion at December 31, 2006 from $1.73 billion at December 31, 2005. Borrowed funds increased $81.9 million, or 9.4% to $951.2 million while total deposits decreased $10.9 million, or 1.3%, to $823.6 million at December 31, 2006.

Total stockholders' equity was $128.5 million or 6.7% of total assets, and book value per share was $10.00 at December 31, 2006 compared to $126.9 million or 6.8% of total assets, and book value per share of $9.58 at December 31, 2005.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 18, 2007 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania. The common stock of the Company is traded on The NASDAQ Stock Market under the symbol "ESBF". We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission. Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release
Page 3 of 3
January 25, 2007

                              ESB FINANCIAL CORPORATION AND SUBSIDIARIES
                              __________________________________________
                                         Financial Highlights
                          (Dollars in Thousands - Excpet Per Share Amounts)


OPERATIONS DATA:
________________

                                                        Year Ended                  Three Months
                                                       December 31,              Enced December 31,
                                                    2006          2005           2006          2006
                                                    ____          ____           ____          ____
Interest income                                  $   94,471    $   80,353     $   24,395    $   21,515
Interest expense                                     65,804        49,823         17,929        14,211
                                                 ==========    ==========     ==========    ==========

Net interest income                                  28,667        30,530          6,466         7,304
Provision for (recovery of) loan losses               1,113           568            544           499
                                                 ==========    ==========     ==========    ==========
Net interest income after provision for
 (recover of) loan losses                            27,554        29,962          5,922         6,805
Noninterest income                                    7,786         3,142          1,780        (1,670)
Noninterest expense                                  23,407        23,115          5,842         5,858
                                                 __________    __________     __________    __________
Income before provision for income taxes             11,933         9,989          1,860          (723)
Provision for (recovery of) income taxes              1,317           810           (215)         (933)
                                                 __________    __________     __________    __________
Net income                                       $   10,616    $    9,179     $    2,075    $      210
                                                 ==========    ==========     ==========    ==========
Earnings per share:
  Basic                                               $0.84         $0.73          $0.16         $0.02
  Diluted                                             $0.83         $0.71          $0.16         $0.01

Annualized return on average assets                   0.56%         0.52%          0.43%         0.05%
Annualized return on average equity                   8.55%         7.16%          6.29%         0.66%

FINANCIAL CONDITION DATA:
_________________________
                                                                                12/31/06       12/31/05
                                                                                ________       ________
Total assets                                                                   $1,922,722     $1,852,779
Cash and cash equivalents                                                          22,701         28,215
Total investment securities                                                     1,143,924      1,117,063
Loans receivable, net                                                             589,642        540,277
Customer deposits                                                                 823,644        834,530
Borrowed funds (includes subordinated debt)                                       951,153        869,242
Stockholders' equity                                                              128,535        126,877
Book value per share                                                               $10.00          $9.58

Average equity to average assets                                                     6.57%          7.28%
Allowance for loan losses to loans receivable                                        0.84%          0.86%
Non-performing assets to total assets                                                0.22%          0.27%